Exhibit 99.1

NYSE Amex: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Announces Drilling Update on Powder River Basin Projects

Casper, Wyoming, July 9, 2009 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce the status of its 2009 drilling program on its projects in the Powder River Basin, Wyoming, U.S.A. Drilling began April 21, 2009 on the Arkose Mining Venture property (“Arkose”), a joint venture between the Company (81%) and United Nuclear, LLC (19%). Through July 3, 2009, a total of 199 uranium trend and delineation holes were drilled utilizing up to three drill rigs and two electric log probing units. Drilling on the Arkose property was conducted at South Doughstick, Cedar Canyon, and a new adjacent area, North Jane.

A total of 93 holes were drilled at the South Doughstick property and extended the known 100 Sand uranium-mineralized trend an additional 2,600 feet farther south in the middle of the property. Drilling also began one mile south of the primary South Doughstick trend on an extension where uranium mineralization has been found in the 100 Sand with 43 exploration holes drilled at this location. Preparation of a National Instrument 43-101 technical report on the South Doughstick property is in progress and is expected to be released in the near future.

At Cedar Canyon, 32 exploration holes were drilled but only minor mineralization was found. In an adjacent area between the Uranerz Doughstick property and Cedar Canyon, new uranium mineralization was found in the 100 Sand. This area of the Arkose property, termed the North Jane project, is an extension of the trend located at the Company’s 100%-owned Doughstick property. To date, 31 holes have been drilled at North Jane with good results. A separate National Instrument 43-101 technical report has been started for the Uranerz Doughstick property but will now wait for the North Jane drilling to be completed, as these two properties are adjacent and part of the same trend. The combined effort for drilling on the Arkose properties through July 3, represents approximately 126,117 feet of drilling with an average depth of 634 feet per hole.

In addition to the Arkose exploration program, 51 delineation holes were drilled on Uranerz 100%-owned Nichols Ranch and other near-by properties. The purpose of this drilling was primarily to prepare for the installation of baseline monitor wells for the planned Nichols Ranch ISR uranium mining facility Well Field Unit #1.

The objective of the 2009 Arkose drilling project is to find previously unknown or little known uranium mineralization trends and to delineate known trends, thus providing data for permitting and eventual production operations in favorably identified areas. During 2009, uranium mineralization found ranged from <0.01% eU3O8 to 0.51% eU3O8. A cut-off grade of 0.03% eU3O8 was established for Arkose projects. Approximately 45.2 % of the 199 holes drilled to date in 2009 met or exceeded the minimum cut-off grade. Some of the delineation drilling was conducted in rows or fences of drill holes, with each end of the fence being drilled until barren sand was found. This drilling technique typically results in two or more barren holes per fence. A summary table of the most recent best hole results is provided below.

Summary of Best Hole Drilling Results from April 21 through July 3, 2009

Hole ID	Thickness	Grade (%)*	Grade-Thickness	Depth
	(ft)		(GT**)	(ft to top)
South Doughstick (Arkose 100 Sand***)
A36-29-161	7.0	0.297	2.08	527.5
A36-29-170	9.5	0.257	2.44	577.0
A36-29-187	13.0	0.136	1.77	551.0
A36-29-191	9.5	0.508	4.83	578.5
A36-29-205	10.5	0.113	1.19	555.0
A36-29-206	10.5	0.227	2.91	556.0
A36-29-216	9.0	0.161	1.45	610.5
A36-29-230	17.5	0.094	1.64	611.5
A36-29-232	6.5	0.213	1.38	542.0
North Jane (Arkose 100 Sand***)
A36-28-011	14.0	0.074	1.04	561.0
A36-28-014	13.0	0.096	1.25	550.5
A36-28-018	12.0	0.093	1.12	553.0
A36-28-020	14.0	0.173	2.42	568.5
South Doughstick Extension (Arkose 100 Sand***)
A26-05-018	14.0	0.081	1.13	519.0

* All drill holes are electric logged with a standard suite of logs including resistivity, self-potential, and natural gamma expressed as eU3O8. The gamma detection instruments are calibrated in the Casper, Wyoming, US Department of Energy test pits every 60 days.

** GT represents grade times thickness and is calculated by multiplying eU3O8 grade (in percent) by gamma anomaly thickness (in feet) as determined from downhole radiometric probing. For example, a drill hole that has 10 feet of 0.10% uranium mineralization has a GT of 1.0 and would be considered a good hole by ISR mining standards.

*** The 100 Sand is part of a sequence of sands in the Wasatch Formation which range in ascending order by 10’s from 70 to 140 (70, 80, 90, etc.). The 100 sand is equivalent to the A sand, which is the principle mineralized sand at the proposed Nichols Ranch ISL uranium facility. The 90 Sand is located 70 to 100 feet below the 100 sand.

“The drilling results Uranerz has achieved at the Arkose South Doughstick, North Jane, and South Doughstick Extension properties is highly encouraging. The full extent of the uranium resources on the South Doughstick project area was virtually unknown prior to the Uranerz drilling program last season. Considering that the proposed Nichols Ranch ISR uranium facility site is only 2 to 3 miles away, additional mineralization can only further enhance Uranerz’ position in this area of the Powder River Basin. Looking to the remainder of our summer drilling activities, after North Jane has been delineated, we plan to move to the Little Butte area where mineralization was found in 2008. Drilling at Little Butte will concentrate on the 90 Sand and a trend nose structure we believe is contained there,” said Kurtis Brown, the Company’s Vice President, Exploration.

Mr. Kurtis Brown is a “qualified person” as defined by Canadian National Instrument 43-101 and oversees the Company’s drill programs. He has reviewed the technical disclosure related to the Company’s drilling results that are provided in this news release.

About Uranerz

Uranerz Energy Corporation is a uranium exploration company focused on achieving commercial production. The Company has applied for permits to develop two of its properties in the Powder River Basin area of Wyoming into commercial in-situ recovery uranium mines. These permits will allow us to produce uranium yellowcake concentrate which can be sold directly to utilities for fuel used in nuclear electrical generating facilities.

Members of the Uranerz management team have specialized expertise in the in-situ recovery (“ISR”) uranium mining method, and the Company collectively owns or controls approximately 124,300 acres (50,296 hectares or 194 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques.

The mine plan for the Nichols Ranch ISR Uranium Project includes construction of a central processing facility at our Nichols Ranch property and a satellite ion exchange facility at our Hank property. The ultimate production level from these two properties is planned to be in the range of 600,000 to 800,000 pounds per year (as U308 ). The central processing facility is planned for a licensed capacity of 2 million pounds per year of uranium (as U308 ). It is intended that this facility will process uranium-bearing well-field solutions from Nichols Ranch, as well as uranium-loaded resin transported from the Hank satellite facility, plus uranium-loaded resin from any additional satellite deposits that may be developed on our other Powder River Basin properties. This centralized design enhances the economics of our potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities. The project is progressing through detailed engineering and design. Commencement of operations at the Nichols Ranch ISR Uranium Project is dependent on receipt of required regulatory approvals.

Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced.

ISR mining comprised 28% of global uranium production in 2008 according to the World Nuclear Association. Wyoming ISR advantages include low capital costs, low operating costs, and low environmental impact. Wyoming is the largest uranium producer in the United States with a long ISR history and has the largest known uranium resource base in the U.S. Uranerz management has a record of licensing, constructing, and operating commercial ISR projects.

Further Information

For further information, please contact the Company’s Investor Relations department at 1-800-689-1659 or refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and "forward-looking statements" within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to resource estimates, permitting and development activities, projections, our planned exploration and drilling programs, the availability of future financing for exploration, projections as to the timing or likelihood of obtaining required regulatory approvals and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements to reflect later events or developments, except as required by law.